Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Members of

GMT Exploration Company, LLC

Houston, Texas

We have audited the accompanying statement of revenues and direct operating expenses of the oil and natural gas properties (the “GMT Properties”), as defined in Note 1, acquired on June 8, 2017 by Centennial Resource Production, LLC for the year ended December 31, 2016 and the related notes to the statement of revenues and direct operating expenses.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the statement of revenues and direct operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of the statement of revenues and direct operating expenses that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement of revenues and direct operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal controls of the GMT Properties. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the GMT Properties for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying statement of revenues and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Centennial Resource Development, Inc.’s Form 8-K/A and is not intended to be a complete presentation of the results of the operations of the GMT Properties. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP
July 19, 2017
Houston, Texas

GMT PROPERTIES

STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

(IN THOUSANDS)

	Three months ended March 31,		Year ended
	2017	2016	December 31, 2016
	(Unaudited)
Revenues:
Oil sales	$7,974	$3,138	$20,361
Natural gas sales	1,002	357	2,360
Total revenues	8,976	3,495	22,721

Direct operating expenses:
Oil and natural gas production	2,544	1,478	6,542
Production and other taxes	785	299	1,992
Total direct operating expenses	3,329	1,777	8,534

Revenues in excess of direct operating expenses	$5,647	$1,718	$14,187

See accompanying notes to statement of revenues and direct operating expenses.

GMT PROPERTIES

NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

(1) Basis of Presentation

The accompanying financial statements present the revenues and direct operating expenses of various oil and natural gas properties and associated exploration and production assets (the “GMT Properties”) acquired pursuant to that certain Purchase and Sale Agreement, dated as of April 28, 2017 (the “Purchase Agreement”) between GMT Exploration Company LLC (“GMT”) and Centennial Resource Production, LLC (“CRP”), a subsidiary of Centennial Resource Development, Inc. (“Centennial”), for the year ended December 31, 2016 and the three months ended March 31, 2017 and 2016. The GMT Properties were purchased by CRP on June 8, 2017 for a net purchase price of approximately $350 million.

The GMT Properties were not accounted for as a separate subsidiary or division during the periods presented. Accordingly, complete financial statements under U.S. generally accepted accounting principles (“US GAAP”) are not available or practicable to obtain for the GMT Properties. The statement of revenues and direct operating expenses is not intended to be a complete presentation of the results of operations of the GMT Properties and may not be representative of future operations as it does not include general and administrative expenses, effects of derivative transactions, interest income or expense, depreciation, depletion and amortization, provision for income taxes and other income and expense items not directly associated with revenues from crude oil and natural gas. The historical statements of revenues and direct operating expenses of the GMT Properties are presented in order to substantially comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”) for businesses acquired.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying statement of revenues and direct operating expenses for the three months ended March 31, 2017 and 2016 are unaudited, but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the revenues and direct operating expenses for those periods. These interim results are not necessarily indicative of results for the full year.

Revenues in the accompanying statements of revenues and direct operating expenses are recognized based on the GMT Properties’ share of any given period’s production multiplied by the contract price received for the period. The direct operating expenses are recognized on the accrual basis and consist of the direct costs of operating the GMT Properties including production taxes, lifting costs, gathering, well repair and well workover costs. Direct costs do not include general corporate overhead.

(2) Revenue Recognition

Revenues from the sale of oil and natural gas are recognized when the product is delivered at a fixed or determinable price, title has transferred, and collectability is reasonably assured and evidenced by a contract. GMT recognizes revenues from the sale of oil and natural gas using the sales method of accounting, whereby revenue is recorded based on the GMT’s share of volume sold, regardless of whether the GMT has taken its proportional share of volume produced. A receivable or liability is recognized only to the extent that the GMT has an imbalance on a specific property greater than the expected remaining proved reserves. There were no gas imbalances at December 31, 2016, March 31, 2017 or March 31, 2016.

(3) Commitments and Contingencies

Pursuant to the terms of the Purchase Agreement, there are no known claims, litigation or disputes pending as of the effective date of the Purchase Agreement, or any matters arising in connection with indemnification, and the parties to the

Purchase Agreement are not aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the statements of revenues and direct operating expenses.

(4) Subsequent Events

GMT has evaluated subsequent events through July 19, 2017, the date of the accompanying statement of revenue and direct operating expenses were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statements of revenue and direct operating expenses.

(5) Supplemental Financial Information for Oil and Natural Gas Producing Activities (Unaudited)

The following reserve estimates have been prepared by GMT’s internal petroleum engineer as of December 31, 2016 and 2015. The reserve estimates have been prepared in compliance with the SEC rules and accounting standards based on the 12-month un-weighted first-day-of-the-month average prices as of December 31, 2016 and 2015, with appropriate adjustments by property for location, quality, gathering and marketing adjustments.

(a) Reserve Quantity Information

Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those that are expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those that are expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion.

Below are the net quantities of total proved reserves, proved developed and proved undeveloped reserves of the GMT Properties. An analysis of the change in estimated quantities of reserves, all of which are located within the United States, is presented below.

	Oil	Natural Gas	Total
	(MBbls)(1)	(MMcf)(1)	(MBoe)
Total Proved Reserves:
Balance, December 31, 2015	3,274	4,768	4,068
Revisions of previous estimates	1,024	974	1,188
Discoveries	3,555	4,410	4,290
Production	(512)	(879)	(659)
Balance, December 31, 2016	7,341	9,273	8,887

Proved Developed Reserves:
December 31, 2015	2,646	4,121	3,333
December 31, 2016	4,144	5,241	5,017
Proved Undeveloped Reserves:
December 31, 2015	628	647	735
December 31, 2016	3,197	4,032	3,870

(1)                                 Due to the lack of prior year reserve studies, GMT prepared a reserve study for the most recent period presented and computed reserves for prior periods using historical production amounts.

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves (“Standardized Measure”) is a disclosure requirement under Accounting Standards Codification 932-235. The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of the proved oil and natural gas reserves of the GMT Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions. The estimates of future cash flows and future production and development costs are based on the 12-month un-weighted first-day-of-the-month average prices as of December 31, 2016 and 2015, for oil and natural gas, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. No deduction has been made for general and administrative expenses, interest expense, depreciation, depletion and amortization or federal or state income taxes.

The Standardized Measure relating to proved oil and natural gas reserves are presented below:

December 31, 2016
(In thousands)
Future production revenues	$288,318
Future costs:
Production	101,281
Development	39,033
Future net cash flows before income taxes	148,004
10% annual discount for estimated timing of cash flows	73,892
Standardized measure of discounted net cash flows	$74,112

The standardized measure is based on the following oil and natural gas prices realized over the life of the properties at the wellhead as of the following date:

December 31, 2016
Oil (per Bbl)	$43.32
Natural Gas (per MMBtu)	$2.46

Changes in the Standardized Measure relating to proved oil and natural gas reserves is as follows:

Year ended
December 31, 2016
(In thousands)
Increase (decrease):
Sales, net of production costs	$(14,187)
Net change in sales prices, net of production costs	(6,668)
Extensions, discoveries and improved recoveries	33,038
Previously estimated development costs incurred during the period	2,133
Changes in estimated future development costs	(4,606)
Revisions of previous quantity estimates	13,798
Accretion of discount	4,600
Other revisions	1
Net increase	28,109
Standardized measure of discounted future net cash flows:
Beginning of period	46,003
End of period	$74,112

Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, and development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations, reservoir behavior, equipment condition and other matters. Actual quantities of oil and natural gas produced in the future may differ materially from the amounts estimated.